UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 14, 2006

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Change in Registrant’s Independent Registered Public Accounting Firm

(a) On August 14, 2006, the Audit Committee of the Board of Directors (the “Audit Committee”) of BUCA, Inc. (the “Company”) dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm effective on that date.

Deloitte & Touche’s reports on the Company’s consolidated financial statements for the fiscal years ended December 25, 2005 and December 26, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche’s report dated March 24, 2006 on the consolidated balance sheets of the Company as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 25, 2005 included explanatory paragraphs related to a change in method of accounting for asset retirement obligations and the restatement of the company’s 2003 and 2004 consolidated financial statements. Deloitte & Touche has also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the effectiveness of the Company’s internal control over financial reporting as of December 25, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”), and Deloitte & Touche’s report dated March 24, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

Deloitte & Touche’s report dated July 25, 2005 on the consolidated balance sheets of the Company as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 26, 2004 included an explanatory paragraph related to the restatement of the Company’s 2003 and 2002 consolidated financial statements. Deloitte & Touche has also audited, in accordance with the standards of the PCAOB, the effectiveness of the Company’s internal control over financial reporting as of December 25, 2005, based on the criteria established in the COSO Framework, and Deloitte & Touche’s report dated July 25, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses.

During the 2004 and 2005 fiscal years and through August 14, 2006, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report on the company’s consolidated financial statements for such years.

Deloitte & Touche, in its report dated March 24, 2006 on the effectiveness of the Company’s internal control over financial reporting as of December 25, 2005, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to material weaknesses that were identified in the operating effectiveness of accounting and control procedures and in the application of U.S. generally accepted accounting principles (“GAAP”) related to accounting for leases and leasehold improvements. Additionally, in reports to management and the Audit Committee, Deloitte & Touche identified significant deficiencies in the Company’s internal control over financial reporting. The Audit Committee discussed these matters with Deloitte & Touche. The Company has authorized Deloitte & Touche to respond fully to the inquiries of any successor independent registered public accounting firm concerning these matters.

Deloitte & Touche, in its report dated July 25, 2005 on the effectiveness of the Company’s internal control over financial reporting as of December 26, 2004, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to material weaknesses because of deficiencies related to the design and operation of Company-level controls as a result of the tone set by senior management and because of deficiencies related to the design and operation of accounting procedures and application of GAAP. Additionally, in reports to management and the Audit Committee, Deloitte & Touche identified significant deficiencies in the Company’s internal control over financial reporting. The Audit Committee discussed these matters with Deloitte & Touche. The Company has authorized Deloitte & Touche to respond fully to the inquiries of any successor independent registered public accounting firm concerning these matters.

The Company provided Deloitte & Touche with a copy of this disclosure and requested that Deloitte & Touche furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.

(b) On August 14, 2006, the Audit Committee of the Board of Directors of the Company approved the engagement of Grant Thornton LLP (“Grant Thornton”) to audit the Company’s financial statements for the fiscal year ending December 31, 2006.

During the 2005 and 2004 fiscal years, and through August 14, 2006 the Company has not consulted with Grant Thornton with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2006	BUCA, INC.
(Registrant)

	By	/s/ Richard G. Erstad
Richard G. Erstad
General Counsel and Secretary